UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 10, 2014

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 10, 2014, Nelnet, Inc. (the “Company”) and certain Company subsidiaries entered into four separate agreements with subsidiaries of CIT Group Inc. to purchase a total of $3.6 billion of Federal Family Education Loan Program (“FFELP”) student loans and related assets.  The transaction includes the purchase of residual interests in a total of $2.6 billion of securitized student loans and related assets under a stock purchase agreement, and the purchase of a total of approximately $950 million of unsecuritized student loans under three separate loan sale agreements.  The Company anticipates the closing of the transaction will occur on or before April 25, 2014.

The assets to be acquired under the stock purchase agreement include the rights to the residual interests in three FFELP student loan securitization trusts, which hold a total of $2.6 billion of FFELP student loans and related assets and have issued a corresponding amount of related student loan asset-backed debt.  In addition, under the loan sale agreements, the Company will purchase unsecuritized FFELP loans totaling approximately $950 million, consisting primarily of FFELP consolidation loans, which will initially be funded through the Company’s existing student loan warehouse facilities.  The aggregate purchase price for the assets to be acquired under the stock purchase agreement and the amount to be paid over the par value of the student loan portfolio and related accrued interest under the loan sale agreements is $139 million, and will be funded from the Company’s operating cash and unsecured line of credit.

The Company expects the yield on the $3.6 billion of FFELP loans acquired from this transaction will be consistent with the variable student loan spread earned on the Company’s existing FFELP loan portfolio.  All student loan assets and related debt will be included in the Company’s consolidated financial statements and will increase the Company’s student loan portfolio to more than $29 billion.

Copies of the stock purchase agreement and loan sale agreements (collectively referred to in this report as the “Agreements”) are filed as Exhibits 2.1 through 2.4 to this report and are incorporated by reference herein, and the foregoing description of the terms of the Agreements does not purport to be complete and is qualified in its entirety by reference to such exhibits.  All of the parties to the Agreements are identified under Item 9.01 below, which is incorporated by reference herein, and such parties include Union Bank and Trust Company, which is under common control with the Company.

The Agreements are not intended to be, and should not be relied upon as, including disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Agreements contain representations and warranties by the Company and the other parties that were made only for purposes of those Agreements and as of specified dates. The representations, warranties, and covenants in the Agreements were made solely for the benefit of the parties to the Agreements, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts), and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors.  In addition, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Agreements, which subsequent information may or may not be fully reflected in the Company's public disclosures.

The foregoing discussion contains forward looking statements that involve risks and uncertainties.  The words “anticipate” “expect,” and "will," and similar expressions are intended to identify forward looking statements.  No assurance can be given that the results expressed or implied in any forward looking statements will be achieved, and actual results could be affected by one or more risks and uncertainties, which could cause them to differ materially.  Among these risks and uncertainties are: (i) risks related to the anticipated closing of the Agreements and whether the Company will realize the expected benefits from the Agreements; and (ii) other risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2013.  Forward looking statements in this report speak only as of the date of this report, and the Company undertakes no obligation to update or revise such statements except as required by securities laws.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are filed as part of this report:

Exhibit
No.                        Description

2.1	Stock Purchase Agreement dated as of April 10, 2014 among Nelnet Finance Corp., Nelnet, Inc., Student Loan Xpress, Inc., and CIT Group Inc.

2.2	Loan Sale Agreement dated as of April 10, 2014 among National Education Loan Network, Inc., Student Loan Xpress, Inc., Fifth Third Bank, Union Bank and Trust Company, and CIT Group Inc.

2.3
Loan Sale Agreement dated as of April 10, 2014 among National Education Loan Network, Inc., CIT Education Loan Trust 2012-1, Manufacturers and Traders Trust Company, Union Bank and Trust Company, and CIT Group Inc.

2.4
Loan Sale Agreement dated as of April 10, 2014 among National Education Loan Network, Inc., CIT Education Loan Trust 2011-1, Manufacturers and Traders Trust Company, Union Bank and Trust Company, and CIT Group Inc.

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the exhibits listed above have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or attachment to the U.S. Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 16, 2014                     NELNET, INC.

By:    /s/ JAMES D. KRUGER
Name: James D. Kruger
Title: Chief Financial Officer